Exhibit 10.23

First Amendment to the Asset Purchase Agreement

This First Amendment to the Asset Purchase Agreement (this “Amendment”) is made effective as of the 30th day of December, 2005 by and between Teletouch Communications, Inc. (the “Seller”) and Teletouch Paging, LP (the “Buyer”). Capitalized terms not defined in this Amendment shall have the meanings set forth in the Agreement (as defined below).

RECITALS:

WHEREAS, the Buyer and the Seller entered into an Asset Purchase Agreement, dated as of August 18, 2005 (the “Agreement”) in connection with the sale of the paging business assets of the Seller to the Buyer; and,

WHEREAS, the Buyer and the Seller now desire to amend the Agreement.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, accepted and agreed, the Buyer and the Seller hereby agree and consent, that Section 3.1 Amount; Delivery of the Agreement shall be amended and restated in its entirety and shall read as follows:

“Section 3.1(a) Amount; Delivery. In addition to Buyer’s assumption of the Assumed Obligations, Buyer shall pay to Seller the consideration as follows (the “Purchase Price”), subject to adjustment as provided in Section 3.3 hereof, which Purchase Price shall be remitted by Buyer to Seller in the following manner:

(a) $4,000,000 in cash (the “Cash Payment”) to Seller on the Closing Date (subject to adjustment as provided further in this clause (a)), all of which shall be paid by check or by wire transfer of immediately available funds to an account of Seller as designated in writing by Seller to Buyer not more than three (3) Business Days prior to the Closing Date or at such other date and time as may be agreed upon by both parties. The Cash Payment will be (1) reduced by the amount of the Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of the Business beginning September 1, 2005 through the Closing Date determined in accordance with Seller’s current GAAP and business management practices (e.g. monthly recognition of deferred revenue), (2) reduced by an amount equal to the lesser of (A) the amount, if any, by which the interest earned on the escrowed funds referenced below during the period between August 31, 2005 and the Closing is less than the imputed interest on such escrowed funds for the same period, calculated at the prime rate of interest quoted in the Wall Street Journal on August 31, 2005 plus 1% or (B) $10,000.00 and (3) increased by the amount of any approved cash capital expenditures incurred by the Business from September 1, 2005 through the Closing Date; provided, however, that in no event shall the Cash Payment contemplated under Section 3.1 hereof, after giving the effect of the allowable adjustments set forth hereinabove, be less than $2,200,000.

The calculation of EBITDA will reflect a reduction of earnings attributable to payment of the management fees paid pursuant to Article IV. Simply as evidence that Buyer has funds available to make the Cash Payment at Closing, on or before August 31, 2005, Buyer shall deposit the Cash Payment in an escrow account pursuant to an escrow agreement in form and substance satisfactory to both Buyer and Seller.

(b) A non-interest bearing promissory note (the “Promissory Note”) in the amount of $1,200,000.00 as evidenced by a copy of such Promissory Note attached hereto as Exhibit A. The Promissory Note shall be secured by a lien on the Assets subject to customary subordination provisions required by Buyer’s senior lender.

The Buyer hereby agrees to prepay the amount owed under the Promissory Note in whole at the Closing by paying $1,200,000.00 (the “Note Prepayment”) to the Seller. The Seller agrees to cancel the Promissory Note and to discharge the Buyer’s obligations owed to the Seller thereunder upon receipt of the Note Prepayment.”

This Amendment is acknowledged and agreed to this 30th day of December, 2005.

TELETOUCH PAGING, LP
A Texas limited partnership

By:	/s/ Robert Albritton
Name:	Robert Albritton
Title:	Managing Member

TELETOUCH COMMUNICATIONS, INC.
A Delaware corporation

By:	/s/ Thomas Hyde, Jr.
Name:	Thomas Hyde, Jr.
Title:	Chief Executive Officer

Date: December 30, 2005